UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MAGMA DESIGN AUTOMATION, INC.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAGMA DESIGN AUTOMATION, INC.

1650 TECHNOLOGY DRIVE

SAN JOSE, CALIFORNIA 95110

(408) 565-7500

August 12, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Magma Design Automation, Inc., which will be held at 10:00 a.m. on Thursday, September 17, 2009, at our offices at 1650 Technology Drive, San Jose, California.

The formal notice of the Annual Meeting of Stockholders and the proxy statement are included with this invitation.

After reading this proxy statement, please mark, date, sign and return the enclosed proxy in the enclosed prepaid envelope, or follow the instructions included with your proxy card to submit your proxy via the toll-free telephone number or via the Internet, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET OR ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON. Your vote is important, so please return your proxy promptly. A copy of our Annual Report on Form 10-K for the fiscal year ended May 3, 2009 is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

/s/ Rajeev Madhavan
Rajeev Madhavan
Chairman of the Board and Chief Executive Officer

MAGMA DESIGN AUTOMATION, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 17, 2009

To the Stockholders of Magma Design Automation, Inc.:

The Annual Meeting of Stockholders (“Annual Meeting”) of Magma Design Automation, Inc., a Delaware corporation, will be held on Thursday, September 17, 2009, at our offices at 1650 Technology Drive, San Jose, California, at 10:00 a.m. Pacific Time, for the following purposes:

1.	To elect three Class II directors to serve until the 2012 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as Magma’s independent registered public accountants; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Stockholders of record as of the close of business on July 23, 2009, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the office of Magma’s Secretary, 1650 Technology Drive, San Jose, California, for ten days prior to the Annual Meeting.

It is important that your shares are represented at the meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy or follow the instructions included with your proxy card to submit your proxy via the toll-free telephone number or via the Internet. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors

/s/ Clayton H. Parker
Clayton H. Parker
Vice President, General Counsel and Secretary

August 12, 2009

(Continued)

MAGMA DESIGN AUTOMATION, INC.

1650 TECHNOLOGY DRIVE

SAN JOSE, CALIFORNIA 95110

PROXY STATEMENT

PROCEDURAL MATTERS

General

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Magma Design Automation, Inc., a Delaware corporation (“Magma” or the “Company”), of proxies in the accompanying form to be used at Magma’s Annual Meeting of Stockholders to be held at Magma’s principal executive offices on Thursday, September 17, 2009, at 10:00 a.m. Pacific Time, and any adjournment or postponement thereof (the “Annual Meeting”). Magma’s principal executive offices are located at 1650 Technology Drive, San Jose, California 95110 and its telephone number is (408) 565-7500.

Magma’s Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended May 3, 2009 (“fiscal 2009”) containing financial statements for fiscal 2009, is being mailed together with these proxy solicitation materials to all stockholders entitled to notice of and to vote at the Annual Meeting. This proxy statement, the accompanying form of proxy and the Annual Report were first mailed to stockholders entitled to vote at the Annual Meeting on or about August 12, 2009. The Annual Report is not incorporated into this proxy statement and is not considered proxy soliciting material.

Who Can Vote

Only stockholders of record at the close of business on July 23, 2009 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, Magma had 48,257,756 shares of common stock, $0.0001 par value, outstanding.

Stockholders of record—If your shares are registered directly in your name with the Company’s transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the stockholder of record, and these proxy materials have been sent directly to you by the Company.

Beneficial owners—Many of the Company’s stockholders hold their shares through a broker, bank, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” These proxy materials have been forwarded to you by your broker, bank, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, bank, trustee or nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

How You Can Vote

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote your shares at the Annual Meeting either in person or by proxy; please refer to the voting instructions below or on your proxy card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank, trustee or nominee; please refer to the voting instructions provided to you by your broker, bank, trustee or nominee.

Internet—Stockholders of record with Internet access may submit proxies via the Internet at http://www.proxyvoting.com/lava. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on September 16, 2009. Most of the Company’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, banks, trustees or nominees. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s (formerly ADP Investor Communication Services) online program for electronic voting. This program provides eligible beneficial owners the opportunity to vote over the Internet at http://www.proxyvote.com or by telephone. Voting forms will provide instructions for beneficial owners whose bank or brokerage firm is participating in Broadridge’s program.

Telephone—Stockholders of record may submit proxies by calling toll free (866) 540-5760 until 11:59 p.m., Eastern Time, on September 16, 2009. If you are a beneficial owner, please follow the voting instructions provided to you by your broker, bank, trustee or nominee with respect to telephone voting.

Mail—Stockholders of record may submit votes by completing, signing and dating their proxy cards where indicated and by returning them in the self-addressed, prepaid envelope provided. Proxy cards submitted by mail must be received by the tabulator prior to the closing of the polls at the Annual Meeting in order for the votes to be recorded.

Returning your proxy or granting it by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting. However, shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

The shares represented by the proxies received in response to this solicitation and not properly revoked prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions therein. On the matters coming before the Annual Meeting for which a choice has been specified by you on a properly completed and returned proxy card, or in a proxy granted by telephone or through the Internet, the shares will be voted accordingly. If you return your proxy card or grant your proxy by telephone or through the Internet, but do not indicate your voting preference, the individuals named as proxies will vote your shares FOR the election of the three nominees for director listed in this proxy statement and FOR the ratification of the appointment of Magma’s independent registered public accountants, and your shares will be voted in the proxy holders’ discretion as to other matters that may properly come before the Annual Meeting.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to Magma’s Secretary at or before the taking of the vote at the Annual Meeting; or

•	by submitting another proxy of a later date that is properly executed at or before the taking of the vote at the Annual Meeting.

Required Vote and Voting of Proxies

On all matters, each holder of common stock is entitled to one vote for each share held as of the Record Date. Directors are elected by a plurality vote, which means that the three nominees who receive the most votes cast in their favor will be elected to serve as directors. The ratification of the appointment of Grant Thornton LLP as Magma’s independent registered public accountants will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on that proposal.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections. The Inspector will also determine whether a quorum is present. In general, under Delaware law and Magma’s bylaws, a quorum for the transaction of business at the Annual Meeting is established if a majority of shares entitled to vote is present or represented by proxy at the Annual Meeting.

Abstentions with respect to any proposal, with the exception of proposals on the election of directors, are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. Shares held by you through a broker are permitted to be voted by the broker on routine “discretionary” items, such as the election of directors and ratification of Magma’s independent registered public accounting firm, if the broker has transmitted the proxy materials to you and has not received voting instructions from you on how to vote your shares before the deadline set by the broker. If a broker that is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a particular proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular proposal, these non-voted shares, or “broker non-votes,” will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that proposal has been obtained.

Expenses of Solicitation

Magma’s Board of Directors is soliciting proxies for the Annual Meeting. Magma will bear all expenses of this solicitation, including the cost of printing and mailing the proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers and other employees of Magma by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. Magma will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of Magma’s common stock.

Delivery of Proxy Materials to Stockholders

If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy statement and Annual Report because some brokers and other nominee record holders may be participating in the practice of “householding,” which reduces duplicate mailings and saves printing and postage costs. If your proxy statement and Annual Report are being householded and you would like to receive separate copies, or if you are receiving multiple copies of the proxy statement and Annual Report and would like to receive a single copy, please contact Magma’s investor relations department at (408) 565-7500 or write to the Company’s Secretary at 1650 Technology Drive, San Jose, California 95110.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on September 17, 2009.

If you are a registered stockholder, this proxy statement and Magma’s Annual Report are available at http://www.proxyvoting.com/lava. Beneficial holders can access this proxy statement and Magma’s Annual Report at http://www.proxyvote.com. This proxy statement and Magma’s Annual Report are also available at http://investor.magma-da.com/annuals.cfm

IMPORTANT

Please mark, sign and date the enclosed proxy card and return it in the enclosed postage-prepaid return envelope, or follow the instructions included with your proxy card to submit your proxy via the toll- free telephone number or via the Internet so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

MAGMA’S BOARD OF DIRECTORS

Director Independence

The Board believes that a substantial majority of the members of its Board of Directors should be independent directors. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer, as directors. The Board has determined that each of our directors other than Messrs. Madhavan and Jewell qualifies as an “independent director” as defined by Nasdaq listing requirements. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, the Board has made the determination, as to each independent director, that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to Magma and Magma’s management.

The members of the Audit Committee each also meet special independence standards established by the Securities and Exchange Commission (the “SEC”) for audit committees. In addition, the Board has determined that Mr. Eichler is an “audit committee financial expert” as defined by SEC rules. This designation does not impose any duties, obligations or liabilities on Mr. Eichler that are greater than those generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Additionally, each member of the Compensation and Nominating Committee meets the definition of “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 as well as the definition of “outside director” under the regulations promulgated under Section 162(m) of the Internal Revenue Code.

Stockholder Communications

Stockholders wishing to communicate with the Board should send the communications by mail to Clayton H. Parker, Secretary, Magma Design Automation, Inc., 1650 Technology Drive, San Jose, California 95110. The Secretary will review all stockholder communications and has the authority to disregard any communications that are inappropriate or irrelevant to the Company and its operations, or to take other appropriate actions with respect to such communications. If a stockholder communication is deemed appropriate, the Secretary will submit it to the Chairman of the Board.

Code of Ethics

Magma has adopted a Code of Conduct and Ethics that applies to its principal executive officer, principal financial officer, controller and all of its other employees. The Code of Conduct and Ethics is available on Magma’s website at http://investor.magma-da.com/governance.cfm. If applicable, Magma intends to satisfy its disclosure obligations regarding an amendment to, or waiver of, a provision of this Code of Conduct and Ethics by posting such information on Magma’s website at http://investor.magma-da.com/governance.cfm or by filing a Form 8-K with the SEC.

Board and Committee Meetings

The Board and its committees hold scheduled meetings throughout the year and also hold special meetings and act by written consent from time to time as appropriate. The Board held seven meetings during fiscal 2009. All directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which such directors served. The Board has a policy of encouraging but not requiring members to attend the annual meetings of stockholders. Four Board members attended (by telephone or in person) the 2008 annual meeting of stockholders.

Board Committees and Charters

The Board has two standing committees: the Audit Committee and the Compensation and Nominating Committee. The Board appoints the members and chairpersons of these committees. Each member of these committees is an independent director in accordance with Nasdaq standards. Each committee has a written charter approved by the Board, which is available on Magma’s website at http://investor.magma-da.com/governance.cfm.

Audit Committee:

Members:	Kevin C. Eichler (Chair), Thomas M. Rohrs and Chester J. Silvestri

Number of Meetings in Fiscal 2009:	Five

Functions:	Assists the Board in its general oversight of Magma’s financial reporting, internal controls and audit functions and is directly responsible for the appointment, oversight and compensation of the independent registered public accountants. Pre-approves all audit services and permitted non-audit services. Pre-approves related-party transactions. The responsibilities and activities of the Audit Committee are described in greater detail in “Report of the Audit Committee.”

Compensation and Nominating Committee:

Members:	Chester J. Silvestri (Chair), Timothy Ng and Thomas M. Rohrs

Number of Meetings in Fiscal 2009:	Seven

Functions:	The Committee’s compensation-related functions are described below under “Processes and Procedures for Determination of Executive and Director Compensation.” In its role as Magma’s nominating committee, the Committee identifies, evaluates and recommends director candidates to the Board. For more information, see “Nominations to the Board.”

Nominations to the Board

The Compensation and Nominating Committee identifies, evaluates and recommends to the Board candidates for appointment or election as members of the Board and establishes criteria for Board and committee membership. The Compensation and Nominating Committee charter includes a written policy with regard to the nomination process. The Compensation and Nominating Committee evaluates potential director candidates based on a variety of criteria, including the candidate’s relevant experience, other board memberships held, the diversity and collective experience of the Board and its committees, as well as independence and possible conflicts of interest. There are no specific minimum qualifications that an individual must meet in order to be nominated; each is considered on a case-by-case basis. Candidates may come to the attention of the Compensation and Nominating Committee from current Board members, stockholders, professional search firms, officers or other persons. The Compensation and Nominating Committee will review all candidates in the same manner regardless of the source of the recommendation.

The Compensation and Nominating Committee will consider properly submitted stockholder recommendations of candidates. Any stockholder recommendation must include the candidate’s name and qualifications for Board membership, the candidate’s age, business address, residence address, principal occupation or employment, the number of shares of Magma common stock beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law (including, with respect to nominees for the slate of directors to be voted on at the Annual Meeting, such person’s written consent to being named in the proxy statement as a nominee and, with respect to all nominees, such person’s written consent to serving as a director if elected). In addition, the recommendation must include the stockholder’s name, address and the number of shares of Magma common stock beneficially owned and the period they have been held. The recommendation should be sent to Clayton H. Parker, Secretary of Magma Design Automation, Inc., 1650 Technology Drive, San Jose, California 95110. To be timely for next year’s annual meeting, the recommendation must be delivered to the Secretary no sooner than 120 days and no later than 90 days prior to the first anniversary of this Annual Meeting.

Processes and Procedures for Determination of Executive and Director Compensation

The Compensation and Nominating Committee is responsible for, among other things, establishing and governing Magma’s compensation and benefit practices. The Compensation and Nominating Committee evaluates and approves the compensation arrangements, plans, policies and programs that apply to Magma’s executive officers and directors and administers Magma’s equity-based compensation plans. Pursuant to the Compensation and Nominating Committee’s charter, its principal compensation related responsibilities, duties and areas of authority include, among other things:

•	To determine and approve the form and amount of compensation to be paid or awarded to Magma’s non-employee directors and all employees of the Company, including its executive officers;

•

To review and approve the corporate goals and objectives relevant to the compensation of Magma’s Chief Executive Officer and President and other executive officers, to evaluate the performance of the Chief Executive Officer and President and other executive officers and to determine the terms of the compensatory agreements and arrangements for such persons;

•

To annually review and make recommendations to the Board of Directors with respect to adoption and approval of, or amendments to, all cash-based and equity-based incentive compensation plans and arrangements, and the amounts and shares reserved thereunder;

•

To approve grants of stock, stock options or stock purchase rights to individuals eligible for such grants in such amounts or such terms as it may deem appropriate, to interpret Magma’s equity-based compensation plans and agreements and to determine acceptable forms of consideration for stock acquired pursuant to the equity-based incentive compensation plans;

•

To employ advisors, commission any necessary studies or surveys concerning comparative levels of executive compensation and to obtain recommendations from outside consultants concerning compatible pay programs, as appropriate; and

•	To perform any other activities required by applicable law or Nasdaq rules or regulations, or as the Board deems necessary or appropriate.

The Compensation and Nominating Committee’s charter permits it to delegate certain of its functions to subcommittees of the Compensation and Nominating Committee or to Magma’s Chief Executive Officer and President. The Compensation and Nominating Committee’s authority to determine and approve the form and amount of compensation to be paid or awarded to Magma’s employees who are not executive officers may be delegated to a subcommittee or to the Chief Executive Officer and President. The Compensation and Nominating Committee has delegated this authority to the Chief Executive Officer and President, and also takes into account the Chief Executive Officer and President’s recommendations regarding corporate goals and objectives, performance evaluations and compensatory arrangements for Magma’s executive officers other than the Chief Executive Officer and President. The Compensation and Nominating Committee may also delegate its authority to approve option grants to Magma’s employees who are not executive officers to the Chief Executive Officer and President, but any such grants must have an exercise price at least equal to the fair market value of Magma’s common stock on the grant date. The Compensation and Nominating Committee has previously delegated to the Chief Executive Officer and President the authority to approve regular monthly grants to newly hired employees and consultants and selective retention or meritorious grants as proposed by management.

As indicated above, pursuant to its charter, the Compensation and Nominating Committee is authorized to employ advisors, commission compensation studies or surveys and to obtain recommendations from outside consultants. For fiscal 2009, members of Magma’s management retained the consulting firm of J. Richard & Co. to assist Magma in reviewing compensation data within the Software Product/Services and the technology industry, and to review and provide recommendations regarding the total compensation package of Magma’s executive officers. The Compensation and Nominating Committee reviewed the information prepared by J. Richard & Co. and used it when determining and approving the compensation of Magma’s executive officers.

Compensation and Nominating Committee Interlocks and Insider Participation

The Compensation and Nominating Committee is currently composed of Messrs. Silvestri, Ng and Rohrs. No interlocking relationship exists between any member of the Company’s Compensation and Nominating Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation and Nominating Committee is or was formerly an officer or an employee of the Company.

DIRECTOR COMPENSATION—FISCAL 2009

The following table presents information regarding the compensation paid for fiscal 2009 to individuals who were members of the Board of Directors at any time during fiscal 2009 and who were not also employees (referred to herein as “Non-Employee Directors”). The compensation paid to any director who was also an employee during fiscal 2009 is presented below in the “Summary Compensation Table.” Such employee-directors do not receive separate compensation for service on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)
(a)	(b)	(c)	(d)	(h)
Kevin C. Eichler	58,250	33,437	36,949	128,636
Susumu Kohyama	36,000	33,437	54,503	123,940
Timothy Ng	53,000	33,437	36,949	123,386
Thomas M. Rohrs	69,619	33,437	36,949	140,005
Chester J. Silvestri	76,500	33,437	36,949	146,886

(1)	Amounts shown do not reflect compensation actually received by the director. Instead the dollar value of these awards is the compensation cost associated with options or restricted stock units vesting during fiscal 2009 that were recognized for financial statement reporting purposes in accordance with the provisions of SFAS No. 123R, but excluding any estimate of future forfeitures related to service-based vesting conditions and reflecting the effect of any actual forfeitures. For a discussion of the assumptions and methodologies used to value these awards and to calculate the amounts reported, please see the discussion of stock-based compensation contained in Note 15 to the Consolidated Financial Statements included in Item 8 of Magma’s Annual Report on Form 10-K for the fiscal year ended May 3, 2009.
(2)	As described below, each Non-Employee Director was granted an award of 10,000 restricted stock units following the conclusion of the annual meeting of stockholders held in August 2008, which will vest in full on the day immediately prior to Magma’s 2009 annual meeting of stockholders if the director continues as a member of the Board of Directors on that date. Each Non-Employee Director’s stock option award had a value (for financial statement reporting purposes) equal to $49,399 on the grant date.

(3)	As of May 3, 2009, the aggregate number of shares underlying options and restricted stock units outstanding for each of Magma’s Non-Employee Directors was as follows:

Name	Aggregate Number of Shares Underlying Options (#)	Aggregate Number of Shares Underlying RSUs (#)
Kevin C. Eichler	263,333	10,000
Susumu Kohyama	133,333	10,000
Timothy Ng	213,333	10,000
Thomas M. Rohrs	253,366	10,000
Chester J. Silvestri	223,366	10,000

Annual Retainer and Fees

The following table sets forth the schedule of annual retainer fees, committee fees and meeting fees for each Non-Employee Director in effect during fiscal 2009:

Type of Fee	Amount ($)
Annual Board Retainer	30,000
Additional Annual Fee to the Chairman of Audit Committee	20,000
Additional Annual Fee to the Chairman of Compensation and Nominating Committee	15,000
Additional Annual Fee to non-Chair Members of Audit Committee	10,000
Additional Annual Fee to non-Chair Members of Compensation and Nominating Committee	7,500
Fee for Each Board or Committee Meeting Attended In Person	2,500
Fee for Each Board or Committee Meeting Attended Telephonically	1,000

All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur serving as directors.

Equity Awards

Non-Employee Directors receive automatic grants of equity awards under Magma’s 2001 Stock Incentive Plan (the “2001 Plan”). Each Non-Employee Director who joins the Board of Directors will receive an initial award of 20,000 restricted stock units upon appointment or election. The initial award will vest as to 25% on the first anniversary of the award date if the director continues as a member of the Board of Directors on that date. The remainder of such award will vest quarterly over the 12 quarters following the first anniversary of the award date if the director continues as a member of the Board of Directors on each vesting date. In addition, each continuing Non-Employee Director will receive 10,000 restricted stock units on the first business day following the regular annual meeting of stockholders. Any directors appointed to the Board of Directors after the regular annual meeting will be entitled to a pro-rata portion of this annual restricted stock unit grant. The annual awards and the interim awards vest in full on the day immediately prior to the annual meeting of stockholders in the year immediately following the year of the grant if the director continues as a member of the Board of Directors on that date. All awards will vest fully upon a change in control of Magma, as set forth under the 2001 Plan.

Stock options granted to Non-Employee Directors have a normal (and maximum) term of five years, although this term may be shortened if the director’s service terminates. Unless exercised, director stock options will generally terminate three months after the date of the Non-Employee Director’s termination of service. However, the stock options will terminate six months after the date of the Non-Employee Director’s termination of service if the termination of service occurs as a result of the director’s death or total and permanent disability.

The Compensation and Nominating Committee administers the 2001 Plan and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding options to reflect any impact resulting from various corporate events such as combinations, consolidations, recapitalizations or stock splits.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors, as now authorized, consists of seven members divided into three classes of approximately equal size. The Class II members of the Board of Directors are scheduled for election at the Annual Meeting, to serve until the 2012 annual meeting of stockholders, or until their successors have been elected by the stockholders or appointed by the Board of Directors pursuant to the Company’s bylaws. The nominees recommended for nomination by the Compensation and Nominating Committee and nominated by the Board of Directors to serve as the three Class II members of the Board of Directors are Timothy J. Ng, Chester J. Silvestri and Susumu Kohyama, each of whom is currently a Class II director and has consented to serve if elected. If any nominee is unable to serve as a director at the time of the Annual Meeting, proxies may be voted for any nominee designated by the Board of Directors to fill the vacancy.

The Class I directors are Roy E. Jewell and Thomas M. Rohrs. The Class III directors are Rajeev Madhavan and Kevin C. Eichler. Except as described below, each of Magma’s directors has been engaged in his principal occupation during the past five years. There are no family relationships among any of Magma’s directors or executive officers.

The following table sets forth certain information as of July 23, 2009, regarding the Class II nominees to the Board of Directors.

Name	Age	Current Term Expires	Director Since	Principal Occupation
Timothy J. Ng	44	2009	2003	Independent Consultant

Chester J. Silvestri	60	2009	2003	Chief Executive Officer, Tula Technology, Inc.

Susumu Kohyama	66	2009	2005	President and Chief Executive Officer, Covalent Materials Corporation

Timothy J. Ng has most recently served as an independent consultant, providing strategic advice to various companies, with an emphasis on mergers and acquisitions, valuation and capital raising strategies. From 2005 to 2008, Mr. Ng was a Managing Director in the Global Technology Mergers & Acquisitions Group at Deutsche Bank Securities, Inc., a global investment banking firm. From 2003 to 2004, Mr. Ng was a Managing Director and Head of Mergers & Acquisitions at SoundView Technology Group, Inc., a technology-focused investment bank that was acquired by Charles Schwab. From 1999 to 2002, Mr. Ng served as a Managing Director in the mergers and acquisitions department at Credit Suisse First Boston, and as a member of its global Technology Group in Palo Alto. From 1995 to 1999, Mr. Ng was a senior mergers and acquisitions banker at SG Cowen Securities in San Francisco and, from 1986 to 1995, Mr. Ng held various investment banking positions specializing in the financial institutions, aerospace & transportation, health care, and oil & gas industries with the First Boston Corporation and Morgan Stanley & Co. in New York.

Chester J. Silvestri is currently President and Chief Executive Officer of Tula Technology, Inc., a fabless semiconductor company. From 2005 to November 2007, Mr. Silvestri served as President, Chief Executive Officer, and a member of the board of directors of MoSys Inc, a provider of high-density system on-chip (SoC) embedded memory. During 2005, Mr. Silvestri was an independent investor and consultant to the high-tech industry. From 2003 to 2005, Mr. Silvestri was Chief Executive Officer of CEVA, Inc., a licensor of digital signal processing cores and platform-level intellectual property to semiconductor and electronic industries. During 2003, Mr. Silvestri served as a consultant to the high tech industry. From 2002 to 2003, Mr. Silvestri held the position of Chairman of Arcot Systems, the developer of the “Verified by Visa” credit card authentication software product. Prior to becoming Chairman, from 1999 to 2002, Mr. Silvestri was President and CEO of Arcot Systems.

Susumu Kohyama has been President and Chief Executive Officer of Covalent Materials Corporation (formerly Toshiba Ceramics Co., Ltd. until 2007), a leading materials company serving the semiconductor and LCD industries, since 2004. Dr. Kohyama has over 25 years of experience in the semiconductor industry. From 2003 to 2004, Dr. Kohyama served as Chief Technology Officer of the Electronic Devices Group of Toshiba Corporation. From 2001 to 2003, Dr. Kohyama served as Executive Vice President of Toshiba Semiconductor Company.

Required Vote

The nominees for the three Class II director seats who receive the most affirmative votes of shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting will be elected to serve as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of the nominees set forth above.

The Board of Directors recommends a vote “FOR” election as director of each of the nominees set forth above.

The following table sets forth certain information as of July 23, 2009, regarding the Class III directors, who have been elected to serve until the 2010 annual meeting of stockholders, and the Class I directors, who have been elected to serve until the 2011 annual meeting of stockholders.

Name	Age	Director Class	Current Term Expires	Director Since	Principal Occupation
Roy E. Jewell	54	I	2011	2001	President, Chief Operating Officer, Magma Design Automation, Inc.

Thomas M. Rohrs	58	I	2011	2003	Executive Chairman, Electroglas, Inc.

Rajeev Madhavan	43	III	2010	1997	Chief Executive Officer and Chairman of the Board of Directors, Magma Design Automation, Inc.

Kevin C. Eichler	49	III	2010	2003	Senior Vice President and Chief Financial Officer, Ultra Clean Holdings, Inc.

Roy E. Jewell has served as our President since 2001. Mr. Jewell has also served as our Chief Operating Officer since 2001. From 1999 to 2000, Mr. Jewell served as the Chief Executive Officer at a company he co-founded, Clarisay, Inc., a supplier of surface acoustic wave filters. From 1998 to 1999, Mr. Jewell was a member of the CEO Staff at Avant! Corporation, a provider of software products for integrated circuit designs. From 1992 to 1998, Mr. Jewell was the President and Chief Executive Officer of Technology Modeling Associates, Inc., or TMA, subsequently acquired by Avant! Corporation. Prior to that time, Mr. Jewell served in various marketing positions at TMA.

Thomas M. Rohrs has served as Executive Chairman of Electroglas, Inc., a supplier of wafer probing technologies to the semiconductor industry since February 2009. From 2006 to 2009, Mr. Rohrs served as Chairman and Chief Executive Officer of Electroglas, which filed for bankruptcy protection in July 2009. Mr. Rohrs has served as a director of Electroglas since 2004. From 2003 to 2006, Mr. Rohrs served as an independent advisor or consultant to businesses. From 1997 until 2003, Mr. Rohrs was an executive at Applied Materials, Inc., a manufacturer of products and services to the semiconductor industry, in a number of positions including Senior Vice President, Global Operations and Member of the Executive Committee. Mr. Rohrs currently serves as a member of the board of directors of Advanced Energy Industries, Inc. and Electroglas, Inc.

Rajeev Madhavan has served as our Chief Executive Officer and Chairman of the Board of Directors since our inception in 1997. Mr. Madhavan served as our President from inception until 2001. Prior to co-founding

Magma, from 1994 until 1997, Mr. Madhavan founded and served as the President and Chief Executive Officer of Ambit Design Systems, Inc., an electronic design automation software company, later acquired by Cadence Design Systems, Inc., an electronic design automation software company.

Kevin C. Eichler has served as Senior Vice President and Chief Financial Officer of Ultra Clean Holdings, Inc. since July 2009. Mr. Eichler previously served as Senior Vice President and Chief Financial Officer of Credence Systems Corporation from January 2008 to November 2008. From March 2006 to December 2007, Mr. Eichler served as Executive Vice President, Operations and Chief Financial Officer of Markettools, Inc., the defining provider of on-demand market research. From 1998 to 2006, Mr. Eichler served as Vice President and Chief Financial Officer of MIPS Technologies, a leading provider of industry-standard processor architectures and cores for digital consumer and business applications. Mr. Eichler presently serves on the board of directors of SupportSoft, Inc. (SPRT) and Ultra Clean Holdings, Inc. (UCTT).

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed the firm of Grant Thornton LLP (“GT”), independent registered public accounting firm, to audit Magma’s financial statements for the fiscal year ending May 2, 2010, and the Board of Directors has submitted this selection to the stockholders for ratification. Representatives of GT are expected to be present at the Annual Meeting, where they will have an opportunity to make a statement and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table provides fees paid by the Company for professional services rendered by GT for the fiscal years ended May 3, 2009 and April 6, 2008.

	Fiscal 2009	Fiscal 2008
Audit Fees	$2,143,010	$1,959,406
Audit-Related Fees	—	—
Tax Fees	322,786	184,539
All Other Fees	—	—

Total Fees	$2,465,796	$2,143,945

Audit Fees were for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, review of the interim consolidated financial statements included in quarterly reports on Form 10-Q and services that are normally provided by independent registered public accountants in connection with statutory and regulatory filings or engagements.

Tax Fees were for professional services for federal, state and international tax compliance, tax advice and tax planning.

All audit services, audit related services, tax services and other services provided by GT were pre-approved by the Audit Committee, or were pre-approved by the Audit Committee Chair and later ratified by the Committee, in accordance with the rules and regulations of the SEC.

Pre-Approval Policies and Procedures

The Audit Committee has delegated to its Chair, Mr. Kevin C. Eichler, the authority to approve up to $50,000 in independent accountant services in the interim between Audit Committee meetings. The Audit Committee has also delegated the authority to management to approve up to $15,000 per individual project for tax projects related to international tax consulting and up to $15,000 per individual project related to general tax and accounting consulting in the interim between Audit Committee meetings, subject to the condition that all independent accountant services be reviewed and any interim approval of fees be ratified at the next succeeding meeting of the Audit Committee.

Required Vote

Ratification of the appointment of the firm of Grant Thornton LLP as Magma’s independent registered public accountants for the fiscal year ending May 2, 2010 requires the affirmative vote of a majority of the shares present at the Annual Meeting in person or represented by proxy and entitled to vote. In the event ratification is not obtained, the Audit Committee will review its future selection of Magma’s independent registered public accountants.

The Board of Directors recommends a vote “FOR” ratification of Grant Thornton LLP as Magma’s independent registered public accountants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of July 20, 2009 (the “Table Date”) as to shares of Magma’s common stock beneficially owned by: (i) each person who is known by Magma to own beneficially more than 5% of Magma’s common stock; (ii) each of the executive officers named in the “Summary Compensation Table”; (iii) each of Magma’s current directors; and (iv) all of Magma’s current directors and executive officers as a group. Unless otherwise stated below, beneficial ownership information is based solely upon information furnished by the respective stockholders in their filings with the Securities and Exchange Commission. Unless otherwise noted below, the address of each beneficial owner is c/o Magma Design Automation, Inc., 1650 Technology Drive, San Jose, California 95110. The percentage of common stock beneficially owned is based on 48,257,756 shares outstanding as of July 20, 2009. Shares of common stock that may be issued pursuant to the exercise or conversion of options, warrants or convertible securities within 60 days of July 20, 2009 are deemed to be issued and outstanding in calculating the percentage ownership of each of those stockholders possessing such interest, but not for any other stockholders.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned
5% Stockholders:
Andreas Bechtolsheim (2)	3,671,446	7.6%
S Squared Technology, LLC & S Squared Technology Partners, L.P. (3)	3,606,100	7.5%
Ahmet H. Okumus (4)	2,866,778	5.9%
Barclays Global Investors, NA (5)	2,412,443	5.0%
Ameriprise Financial, Inc. (6)	2,368,383	4.9%

Named Executive Officers and Directors:
Rajeev Madhavan (7)	2,296,226	4.6%
Roy E. Jewell (8)	1,165,498	2.4%
Peter S. Teshima (9)	383,571	*
Bruce Eastman (10)	73,333	*
David H. Stanley (11)	270,853	*
Kevin C. Eichler (12)	243,333	*
Susumu Kohyama (13)	113,333	*
Timothy J. Ng (14)	193,333	*
Thomas M. Rohrs (15)	233,366	*
Chester J. Silvestri (16)	203,366	*
All current directors and executive officers as a group (9 persons) (17)	4,905,359	9.4%

*	Amount represents less than 1% of the outstanding shares of Magma’s common stock.
(1)	To Magma’s knowledge, other than as described below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.
(2)	This information was obtained from the stockholder.
(3)	This information was obtained from a Schedule 13G filed with the SEC on February 2, 2009. According to the filing, S Squared Technology, LLC (“SST”) and S Squared Technology Partners, L.P. (“SSTP”), Seymour L. Goldblatt and Kenneth A. Goldblatt are the beneficial owners. SST and SSTP are registered investment advisers. Seymour Goldblatt is the President of each of SST and SSTP and owns a majority of the interests in SST. Kenneth Goldblatt owns a majority of the interests in SSTP. The address of the entities is 515 Madison Avenue, New York, NY 10022.
(4)	This information was obtained from a Schedule 13G filed with the SEC on February 13, 2009. The stockholder’s address is 850 Third Avenue, 10th Floor, New York, NY 10022.

(5)	According to its Schedule 13G filed with the SEC on February 5, 2009, the shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. The entities reported are Barclays Global Investors, NA, 400 Howard Street, San Francisco, CA 94105; Barclays Global fund Advisors, 400 Howard Street, San Francisco, Ca 94105; Barclays global Investors, Ltd., Murray House, 1 Royal Mint Court, London, EC3N 4HH, England; Barclays Global Investors Japan Limited, Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402, Japan; Barclays Global Investors Canada Limited, Brookfield Place, 161 Bay Street, Suite 2500, Toronto, Ontario, M5J 2S1 Canada; Barclays Global Investors Australia Limited, Level 43, Grosvenor Place, 225 George Street, Sydney, Australia NSW 1220; and Barclays Global Investors (Deutschland) AG, Apianstrasse 6, Unterfohring, D-85774, Germany.
(6)	According to its Schedule 13G filed with the SEC on February 12, 2009, Ameriprise Financial, Inc. (“AFI”) is the parent company of RiverSource Investments, LLC (“RvS”). AFI, as the parent, may be deemed to beneficially own the shares reported and, accordingly, the shares reported by AFI include those shares separately reported by RvS.
(7)	Includes 1,357,975 shares issuable upon exercise of stock options within 60 days of the Table Date. Also includes 349,062 shares held by the Madhavan Living Trust UAD 10/29/1998. Mr. Madhavan and his spouse, Geetha Madhavan, are trustees of the Madhavan Living Trust UAD 10/29/1998.
(8)	Includes 1,125,194 shares issuable upon exercise of stock options within 60 days of the Table Date.
(9)	Includes 341,385 shares issuable upon exercise of stock options within 60 days of the Table Date.
(10)	Includes 73,333 shares issuable upon exercise of stock options within 60 days of the Table Date.
(11)	Includes 256,666 shares issuable upon exercise of stock options within 60 days of the Table Date.
(12)	Includes 243,333 shares issuable upon exercise of stock options within 60 days of the Table Date.
(13)	Includes 113,333 shares issuable upon exercise of stock options within 60 days of the Table Date.
(14)	Includes 193,333 shares issuable upon exercise of stock options within 60 days of the Table Date.
(15)	Includes 233,366 shares issuable upon exercise of stock options within 60 days of the Table Date.
(16)	Includes 203,366 shares issuable upon exercise of stock options within 60 days of the Table Date.
(17)	Includes 3,884,618 shares issuable upon exercise of stock options within 60 days of the Table Date. Excludes shares and options held by Mr. Stanley, who left Magma in February 2009.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive and principal financial officers, our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2009 and a former executive officer for whom disclosure would have been provided pursuant to Item 402 of Regulation S-K but for the fact the individual was not serving as an executive offer at the end of fiscal 2009: Rajeev Madhavan, our Chief Executive Officer, Peter S. Teshima, our Corporate Vice President, Finance and Chief Financial Officer, Bruce Eastman, our Corporate Vice President, World Wide Operations, Roy Jewell, our President and Chief Operating Officer, and David Stanley, our former Corporate Vice President, Corporate Affairs, who resigned as an officer of the Company effective February 13, 2009 and whose employment at the Company ended on February 13, 2009. These individuals are referred to as the “Named Officers” in this Compensation Discussion and Analysis.

Magma’s current executive compensation programs are determined and approved by the Compensation and Nominating Committee. None of the Named Officers is a member of the Compensation and Nominating Committee. As contemplated by its charter, the Compensation and Nominating Committee takes into account the Chief Executive Officer and President’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for Magma’s executive officers other than the Chief Executive Officer and President. These recommendations are circulated to the Compensation and Nominating Committee in advance of their annual meeting at which the compensation of the Named Officers is reviewed and determined. In establishing the actual compensation of Named Officers other than the Chief Executive Officer and President, the Compensation and Nominating Committee may take into account the recommendations of the Chief Executive Officer and President. However, the Compensation and Nominating Committee is not bound by and does not always accept the Chief Executive Officer and President’s recommendations. Magma’s other executive officers, including the other Named Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to the Named Officers and other senior executive officers.

The Named Officers and other employees, including the VP of Human Resources, sometimes attend the Compensation and Nominating Committee’s meetings. While the Named Officers are present, the officers update the Compensation and Nominating Committee on the Company’s current compensation practices for all employees, including the executive officers, present the Compensation and Nominating Committee with proposals related to compensation of executive officers, and discuss other compensation matters covered by the Compensation and Nominating Committee’s charter. However, the Named Officers are not present when certain matters of executive compensation are discussed, including their individual compensation. The Compensation and Nominating Committee holds executive sessions which only outside Board and Committee members are permitted to attend. In carrying out its responsibilities, the Compensation and Nominating Committee may consult with the VP of Human Resources or a compensation consultant as it determines appropriate with respect to executive compensation matters.

Executive Compensation Program Objectives and Overview

Magma’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our stockholders. In structuring our current executive compensation programs, we are guided by the following basic philosophies:

•	Competition. Magma should provide competitive compensation opportunities so that we can attract, retain and motivate qualified executives.

•	Pay for Performance. A substantial portion of compensation should be tied to company and individual performance.

•

Alignment with Stockholder Interests.    A substantial portion of compensation should be contingent on Magma’s performance for its stockholders. The equity component is an important and significant component of executives’ compensation.

As described in more detail below, the material elements of our current executive compensation programs for Named Officers include a base salary, an annual cash incentive opportunity and a long-term equity incentive opportunity.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our current executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract, retain and motivate qualified executives

Annual Cash Incentive Opportunity	• Hold executives accountable for annual performance • Align executives’ interests with those of stockholders • Attract, retain and motivate qualified executives

Long-Term Equity Incentives	• Align executives’ interests with those of stockholders • Hold executives accountable for long-term performance • Attract, retain and motivate qualified executives

Employment, Separation and Change of Control Arrangements	• Attract, retain and motivate qualified executives

Retirement benefits provided under a 401(k) plan and generally available benefit programs.	• Attract, retain and motivate qualified executives

As illustrated by the table above, base salaries are primarily intended to attract, retain and motivate qualified executives. Unlike the other elements of our current executive compensation program, the amount of each executive’s base salary in a given year is generally not variable and dependent on performance. We believe that in order to attract, retain and motivate top-caliber executives, we need to provide executives with base salaries that are competitive with base salaries provided for similarly situated executives in the high technology industry included in the Radford Survey mentioned below. Base salaries offer executives a predictable benefit amount as compensation for the underlying job and the executive’s continued service throughout the year.

Our annual cash incentive opportunity is primarily intended to hold executives accountable for annual performance, although we also believe it aligns executives’ interests with those of our stockholders and helps us attract, retain and motivate executives. Our long-term equity incentives are primarily intended to align executives’ interests with those of our stockholders, although we also believe they help hold executives accountable for long-term performance and help us attract, retain and motivate executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Each Named Officer’s annual bonus opportunity is paid out on an annual short-term basis and is designed to reward performance for that period. Long-term equity incentives are generally paid out or earned on a longer-term basis and are designed to reward performance over one or more years.

The individual compensation elements are intended to create a total compensation package for each Named Officer that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to similarly situated executives in the high technology industry included in the Radford Survey mentioned below. Magma, on behalf and at the direction of the Compensation and Nominating Committee, has regularly retained the services of compensation consultants. These consultants have been retained solely for the purposes of providing the Compensation and Nominating Committee with an independent review of competitive executive compensation and expert advice on best practices. The consultants retained have been selected by the Chairman of the Compensation and Nominating Committee and have served at the discretion of the Compensation and Nominating Committee. Although the consultants were engaged by Magma, both Magma and the Compensation and Nominating Committee had authority to terminate the consulting relationship at any time. For fiscal 2009, on behalf of the Compensation and Nominating Committee, Magma retained the consulting firm of J. Richard & Co. to review and provide recommendations for the total compensation package of its Named Officers. As part of the compensation review, the consulting firm did not examine data specific to any identified companies but rather analyzed compensation from the Radford Survey specific to the Software Product/Services and the technology industry resulting from a combination of three categories: (1) Software Product/Services under $200 million in Revenue; (2) Software Product/Services $200 million to $1 billion in revenue; and (3) all technology companies $200 million to $499 million in revenue. As a general practice, Magma targets each element of compensation at levels between the 50th and 75th percentiles of the similarly situated executives in the high technology industry included in the Radford Survey mentioned above. The Compensation and Nominating Committee reviewed the information provided by J. Richard & Co. (which did not include data specific to any identified companies but rather included compensation data within the three categories, as described above) and determined that this range is appropriate and necessary to attract, motivate and retain talented executives responsible for the success of Magma, which operates in an extremely competitive and rapidly changing part of the technology industry. With this in mind, the Compensation and Nominating Committee strives to set the executive compensation programs within the appropriate competitive framework and based on achievement of overall financial results and individual contributions by executives.

For fiscal 2010, Magma and the Compensation and Nominating Committee decided not to retain J. Richard & Co. or another consulting firm to assist the Compensation and Nominating Committee with a review of executive compensation for fiscal 2010. Although the Compensation and Nominating Committee has not finalized its review of executive compensation for fiscal 2010 as of the date of the filing of this proxy statement, the Compensation and Nominating Committee determined that an independent review by a compensation consultant of competitive executive compensation data was not necessary. Rather, the Compensation and Nominating Committee felt that it had adequate information available to make decisions with respect to executive compensation for fiscal 2010 through its own knowledge and industry experience. In addition, given the economic condition of the Company and the market as a whole, the Compensation and Nominating Committee concluded that it was unlikely that material increases have been made to the compensation levels of similarly situated executives in the high technology industry included in the Radford Survey mentioned above since the survey was compiled. Consequently, the Compensation Nominating Committee felt that it was appropriate to continue to use the survey data and analysis provided by J. Richard & Co. for fiscal 2009 (as described above) for purposes of reviewing executive compensation for fiscal 2010.

Current Executive Compensation Program Elements

Base Salaries

As mentioned above, Magma provides base salary to its Named Officers and other employees primarily to attract, retain and motivate qualified individuals. Base salaries offer employees, including our Named Officers, a predictable benefit amount as compensation for the underlying job and the individual’s continued service throughout the year. The Compensation and Nominating Committee generally reviews the base salaries for each Named Officer shortly before or after the end of our preceding fiscal year to set base salaries for the upcoming fiscal year. In determining the appropriate fiscal 2009 base salary for each Named Officer, we considered the base salary, target bonus and target total cash compensation levels in effect for comparable executives using the Radford published survey, the experience of the retained compensation consulting firm of J. Richard & Co., the experience and personal performance of each officer, internal comparability considerations and Magma’s performance for its stockholders during the prior year. The weight given to each of these factors differed from individual to individual based on their different positions. In April 2008, we determined that the appropriate base salary for each Named Officer for fiscal 2009 would be as follows:

Named Officer	Fiscal 2009 Annual Base Salary ($)
Rajeev Madhavan	510,000
Roy E. Jewell	510,000
Peter S. Teshima	320,000
Bruce Eastman	300,000
David H. Stanley	300,000

In line with our philosophy of providing competitive compensation opportunities relative to similarly situated executives in the high technology industry included in the Radford Survey mentioned above, the fiscal 2009 base salary levels set in April 2008 for Named Officers ranged from the 50th percentile to the 75th percentile of the base salary levels in effect for similarly situated executives in the high technology industry included in the Radford Survey mentioned above.

However, in support of the Company’s cost-reduction activities, the Company instituted salary reductions in the third quarter of fiscal 2009 for Messrs. Madhavan, Jewell, Teshima, Eastman, and Stanley. In light of these salary reductions, said officers’ salaries were reduced by twenty percent (20%) such that, as of the end of the third quarter of fiscal 2009, their salaries were as follows:

Named Officer	Fiscal 2009 Reduced Base Salary ($)
Rajeev Madhavan	408,000
Roy E. Jewell	408,000
Peter S. Teshima	256,000
Bruce Eastman	240,000
David H. Stanley	240,000

At the time the Company instituted the salary reductions, the Compensation and Nominating Committee did not reassess the reduced base salary levels against market levels for similarly situated executives in the high technology industry included in the Radford Survey mentioned above to determine whether the reduced base salary levels for Named Officers would continue to fall within the targeted range. This is because we felt that the salary reductions were appropriate and necessary in light of the Company’s cost-reduction activities and economic conditions, regardless of whether the reductions resulted in base salaries falling below the usually targeted range.

The amount reported for each Named Officer in Column (c) of the Summary Compensation Table below reflects the aggregate base salary paid during fiscal 2009 before and after the salary reductions described above.

Due to current economic conditions, for fiscal 2010, the Compensation and Nominating Committee has decided to retain the reduced base salary levels identified in the table above for the Named Officers (other than Mr. Stanley whose employment at the Company ended on February 13, 2009). The Compensation and Nominating Committee may decide to make adjustments to the base salaries of then current employees, including the Named Officers, later in fiscal 2010 if the Compensation and Nominating Committee determines that such adjustments are necessary and appropriate in order to retain key talent and compensate key employees for services performed on a day-to-day basis.

Annual Cash Incentive Award

As described above, our annual cash incentive opportunity is primarily intended to hold executives accountable for annual performance, although we also believe it aligns executives’ interests with those of our stockholders and helps us attract, retain and motivate executives. The Compensation and Nominating Committee generally establishes each Named Officer’s target annual bonus and the overall bonus structure and mechanics for the upcoming fiscal year shortly before or after the end of our preceding fiscal year. The Compensation and Nominating Committee set each Named Officer’s target bonus for fiscal 2009 as a percentage of his base salary. Each Named Officer’s target bonus percentage was generally determined by reference to comparable bonus opportunities in effect for similarly situated executives in the high technology industry included in the Radford Survey mentioned above, the comparable bonus targets reported from published surveys including the Radford Survey, internal comparability with percentage targets of other executives and the executive’s level of responsibility, experience and knowledge. The Compensation and Nominating Committee also took into account each Named Officer’s total cash compensation opportunity (i.e., base salary plus bonus) relative to the total cash compensation opportunities for similarly situated executives in the high technology industry included in the Radford Survey mentioned above. In line with our philosophy of providing competitive compensation opportunities relative to these companies, the fiscal 2009 target bonus opportunities for the Named Officers other than Messrs. Madhavan and Jewell were set at the 75th percentile and for Messrs. Madhavan and Jewell were set at levels between the 50th and 75th percentile of the target bonus opportunities in effect for similarly situated executives in the high technology industry included in the Radford Survey mentioned above. Mr. Madhavan’s fiscal 2009 target bonus was set at 100% of his base salary, Mr. Jewell’s was set at 100% of his base salary, Mr. Eastman’s was set at 100% of his base salary, and the target bonuses for our other Named Officers were set at 60% of their respective base salaries. However, the actual bonus payable to any Named Officer may be higher or lower than his or her target bonus, depending on whether actual performance meets, partially meets, or exceeds the predetermined performance goals.

Other than with respect to Messrs. Madhavan and Jewell, for fiscal 2009, the target bonus percentage for each of the Named Officers was consistent with their respective target bonus percentages for fiscal 2008. With respect to Messrs. Madhavan and Jewell, for fiscal 2009, the Compensation and Nominating Committee determined that an increase in their target bonus percentages from 90% to 100% of their respective base salaries was appropriate. The Compensation and Nominating Committee made this determination after considering data gathered by J. Richard & Co. at the Average, 50th and 75th percentile for each element of compensation, including annual cash incentive opportunity, the Named Officer’s performance, the recommendations of J. Richard & Co., and the underwater status of the equity compensation awards granted to the Named Officers during fiscal 2008 and the fact that gains on total unvested equity compensation awards were very low as compared to each Named Officer’s salary.

The performance goals that the Named Officers were required to satisfy during fiscal 2009 in order to earn an annual bonus were based on Magma’s annual bookings, revenue, earnings per share and operating margin goals, with operating margin and earnings per share determined on a non-GAAP basis. Non-GAAP operating margin and non-GAAP earnings per share consisted of GAAP operating loss and GAAP net loss per share excluding charges for stock-based compensation, amortization of intangibles, restructuring charges, acquisition related charges, and certain other significant expenses that are non-recurring or not operating costs of its core business.

The Compensation and Nominating Committee selected these goals because it views bookings, revenue, earnings per share and operating margin as the metrics that most accurately measure each Named Officer’s performance during the year, closely correlates to growth in stockholder value and is straightforward to administer and communicate. The Compensation and Nominating Committee has the discretion to determine the appropriate amount of the target bonus payable to each Named Officer based on the Compensation and Nominating Committee’s review of the goals achieved. In addition, notwithstanding the level of achievement of the performance goals, the Compensation and Nominating Committee has the discretion to increase or decrease the bonus amount payable to each Named Officer based on the Compensation and Nominating Committee’s assessment of the individual’s performance during the fiscal year. As of the date of the filing of this proxy statement, the Compensation and Nominating Committee has not yet completed its evaluation of the performance of the Company and each Named Officer with respect to the performance goals described above. Consequently, as of the date of the filing of this proxy statement, the appropriate annual bonus for each Named Officer for fiscal 2009 has not yet been determined. However, based on an initial review of the performance of the Company and each Named Officer, the Compensation and Nominating Committee does not anticipate that annual bonuses will be paid for fiscal 2009 performance.

In setting the performance goals for the Named Officers, the Compensation and Nominating Committee assessed the anticipated difficulty and relevant importance to the success of Magma of achieving the performance goals. Achievement of the performance goals is measured against targets set forth in Magma’s annual plan, which is developed by the Audit Committee and approved by the Board of Directors. Historically, Magma has sometimes had difficulties achieving the target levels set forth in the annual plan. At the time the performance goals and target levels were set for the Named Officers, the Compensation and Nominating Committee believed that the target levels would be challenging to achieve based on the historical performance of Magma and due to the highly competitive nature of the electronic design automation industry, low industry growth rates, and fast changing technology.

For fiscal 2010, the Company has not made and does not anticipate making changes to the performance goals or target bonus percentages for the Named Officers (other than Mr. Stanley whose employment at the Company ended on February 13, 2009). However, as of the date of the filing of this proxy statement, the Compensation and Nominating Committee has not yet completed its review of Magma’s current executive annual cash incentive program. Consequently, disclosure cannot be provided with respect to the performance goals and target bonus percentages for the Named Officers for fiscal 2010.

Long-Term Equity Incentive Awards

Magma’s view is that the Named Officers’ long-term compensation should be directly linked to the value provided to our stockholders, and should be an important and significant component of our executive compensation program. The Named Officers’ long-term compensation for fiscal 2009 was awarded in the form of restricted stock units and stock options having an exercise price equal to the closing price of Magma’s common stock on the grant date.

Prior to fiscal 2009, stock options were our preferred equity award for the Named Officers because the options would not have any value unless the shares of Magma’s common stock appreciate in value following the grant date and, therefore, more compensation was “at risk” than would have been under awards of time-vested restricted shares or units. In order to be consistent with Magma’s practice of awarding “full value” awards to non-executive level employees as well as to continue to retain the Named Officers and after reviewing the retention value of the Named Officers’ outstanding stock options based on current vesting schedules and exercise prices relative to the fair market value of Magma’s common stock and data set forth in the Radford Survey provided by J. Richard & Co. concerning the amount and type of equity awards granted to similarly situated executives in the high technology industry, the Compensation and Nominating Committee initially determined that it was in the best interests of Magma to grant restricted stock units to executives, including the Named Officers, on a going forward basis beginning in fiscal 2009. However, during fiscal 2009, Magma’s stock price, like that of many other companies in the software industry, declined significantly in light of the volatility in the financial and stock markets, declining consumer confidence, and Magma’s financial performance during the first half of fiscal 2009. As a result, many of the Company’s outstanding stock options, including stock options held by the Named Officers, were underwater, and, in November 2008, the Company commenced an offer to exchange certain outstanding stock options for restricted stock units. However, our executive officers, including our Named Officers, were not eligible to participate in this offer. Consequently, in December 2008, the Compensation and Nominating Committee assessed the value of the equity compensation awards held by Named Officers and determined that the value of such awards had significantly declined, raising concerns about the competitive and retentive value of these awards. At that time, the Compensation and Nominating Committee determined that it would be appropriate to grant the Named Officers new equity awards that addressed retention concerns and reflected the current market conditions while incenting the Named Officers to maximize stockholder value. The Compensation and Nominating Committee reevaluated the exclusive use of restricted stock units and determined that it was in the best interests of Magma and Magma’s stockholders to put more of our Named Officer’s compensation “at risk” by ensuring that the Named Officer’s long-term compensation included both restricted stock units and stock options. As a result, the Compensation and Nominating Committee granted options to the Named Officers in December 2008. The number of options and restricted stock units granted to Named Officers for fiscal 2009 was as follows:

Named Officer	Options (#)	Restricted Stock Units (#)
Rajeev Madhavan	400,000	125,000
Roy E. Jewell	400,000	125,000
Peter S. Teshima	200,000	60,000
Bruce Eastman	320,000	—
David H. Stanley	100,000	50,000

In making the grants of restricted stock units to Named Officers, the Compensation and Nominating Committee considered the value of similar grants made to similarly situated executives in the high technology industry included in the Radford Survey mentioned above at the 75th percentile to determine the number of shares that will be subject to grants of restricted stock units for fiscal 2009, and the Compensation and Nominating Committee applied a 1 to 3 restricted stock unit to option exchange ratio (i.e., 1 restricted stock unit for 3 options that would have been granted). In making the grants of options to Named Officers, the Compensation and Nominating Committee followed the established general guidelines described below to determine the size of each Named Officer’s option award.

Stock options and restricted stock units granted to our Named Officers typically vest in a series of installments over a four-year vesting period. We believe this four-year vesting period provides an incentive for the Named Officers to remain in our employ, and also focuses the Named Officers on the long-term performance of our company for the benefit of our stockholders. We believe the four-year vesting period together with annual grants expected to be made in successive years help create a long-term incentive and strike an appropriate balance between the interests of Magma, our stockholders and the individual Named Officers in terms of the incentive, value creation and compensatory aspects of these equity awards.

We have established general guidelines that help us determine the size of each Named Officer’s option award and will apply these guidelines to determine restricted stock unit grants on a 1 to 3 restricted stock unit to option exchange ratio. The guidelines are re-examined on an annual basis, and take into account such factors as the Named Officer’s responsibility level, a comparison with comparable awards made to similarly situated executives in the high technology industry included in the Radford Survey mentioned above, our long-term objectives for maintaining and expanding technological leadership through product development and growth, our expected performance, individual performance and contributions during the fiscal year, the Named Officer’s existing holdings of shares of our common stock and unvested stock options and other equity awards and the number and value of shares previously sold (including the amount realized to date from stock options previously exercised). When determining the size of each Named Officer’s option award under the guidelines, we also consider more technical mathematical metrics such as the projected value of the option if projected stockholder returns are attained over the option period and the value of the option as determined by the Black-Scholes model or the binomial model (or other models as recommended by the Financial Accounting Standards Board or the Securities and Exchange Commission). With respect to restricted stock units, the Compensation and Nominating Committee intends to use established general guidelines to determine the size of each Named Officer’s option award (as if they were to be option awards) and then to apply these guidelines to determine the actual restricted stock unit grants on a 1 to 3 restricted stock unit to option exchange ratio. The Compensation and Nominating Committee may also consider other relevant factors when determining the size of each Named Officer’s equity award, and may deviate from our guidelines if particular circumstances warrant. The number of options and restricted stock units granted to each Named Officer during fiscal 2009 and the grant-date fair value of these options and restricted stock units as determined under FAS 123R for purposes of Magma’s financial statements is presented in the “Grants of Plan-Based Awards in Fiscal 2009” table below.

A description of the material terms of the options and restricted stock units granted to each Named Officer during fiscal 2009 is presented in the narrative sections following the “Grants of Plan-Based Awards in Fiscal 2009” table below. As of the date of the filing of this proxy statement, the Compensation and Nominating Committee has not yet granted any equity awards to the Named Officers for fiscal 2010. If it does so, it expects to continue to follow the philosophies and guidelines set forth above.

The Compensation and Nominating Committee historically has not had, and does not intend to establish, any program, plan or practice of timing the grant of equity awards to its executive officers in coordination with the release of material non-public information that is likely to result in either an increase or decrease in the price of Magma common stock.

Employment, Separation and Change of Control Arrangements

As described in further detail below, the Compensation and Nominating Committee has approved various change of control and severance arrangements for its executive officers, including the Named Officers. Prior to December 2008, Magma provided severance protection solely in the form of accelerated equity vesting in the change of control context. However, after taking into consideration the current economic environment and current market practices with respect to termination and change of control protection for similarly situated executives in the high technology industry included in the Radford Survey mentioned above, the Compensation and Nominating Committee determined that certain changes to Magma’s existing severance practices were necessary to ensure that Magma’s total compensation package for its executive officers remained competitive and would continue to attract and retain qualified executives.

Further, we believe that providing the Named Officers with severance protections in the change of control context is appropriate. Magma may from time to time consider the possibility of an acquisition by another company or other change of control. Magma recognizes that Named Officers may be concerned with the instability of their employment in the event of a change of control and that the possibility of a change of control of Magma may cause Named Officers to consider alternative employment opportunities. Magma believes that providing such individuals with cash severance benefits, vesting acceleration and other benefits in connection with a change of control and their termination thereafter will help to (i) secure their continued dedication and objectivity, notwithstanding the possibility, threat or occurrence of a change of control and (ii) provide such individuals with an incentive to continue employment and motivate them to maximize the value of Magma upon a change of control for the benefit of its stockholders. Consequently, in December 2008, the Compensation and Nominating Committee approved employment and severance agreements for it executive officers, including the Named Officers, which primarily provide for cash severance benefits, vesting acceleration, and other benefits upon certain terminations in connection with a change of control of Magma.

Employment and Severance Arrangements

On December 22, 2008, the Compensation and Nominating Committee approved and authorized Magma to enter into tier 1 employment and severance agreements (each, a “Tier 1 Employment and Severance Agreement”) with each of Rajeev Madhavan, Roy E. Jewell, Bruce Eastman and Peter S. Teshima and tier 2 employment and severance agreements (each, a “Tier 2 Employment and Severance Agreement”) with David H. Stanley and certain other officers. The foregoing agreements shall be collectively referred to as the “Employment and Severance Agreements.” The level of severance payments and benefits under the Employment and Severance Agreement for Mr. Stanley (who has since left Magma) was lower than for the other Named Officers. This is because the Compensation and Nominating Committee felt that it was appropriate to have two tiers of severance benefits based on retention needs and market conditions. The Employment and Severance Agreements are described in further detail in the “Potential Payments Upon Termination or Change in Control” section below.

Other Change of Control Arrangements

In addition, outstanding equity awards held by the Named Officers are subject to additional acceleration of vesting in connection with a change of control or certain subsequent terminations of employment. If a change of control of Magma occurs, 25% of each Named Officer’s unvested options granted subsequent to any initial hire-on grants (granted on or after October 22, 2003) will become immediately vested and exercisable except for Mr. Stanley whose employment ended on February 13, 2009. If any Named Officer’s employment is involuntarily terminated without cause within the first year following the change of control, an additional 50% of his unvested options granted subsequent to any initial hire-on grants (granted on or after October 22, 2003) will generally become vested and exercisable except for Mr. Stanley whose employment ended on February 13, 2009. For this purpose, an involuntary termination includes a termination of the Named Officer’s employment by Magma without cause and the occurrence of certain events that we have determined result in a constructive termination of the Named Officer’s employment (as described in further detail in the “Potential Payments Upon Termination or Change of Control” section below).

In addition, if a change of control of Magma occurs, 25% of each Named Officer’s unvested restricted stock units granted subsequent to any initial hire-on grants will become immediately vested and exercisable except for Mr. Stanley whose employment ended on February 13, 2009. If any Named Officer’s employment is involuntarily terminated without cause within the first year following the change of control, an additional 50% of his unvested restricted stock units granted subsequent to any initial hire-on grants will generally become vested, except for Mr. Stanley whose employment ended on February 13, 2009.

280G Parachute Payments and Excise Taxes

Magma’s current policy is (i) not to pay Named Officers any “gross ups” for parachute payment excise taxes under Section 4999 of the Internal Revenue Code, and (ii) to avoid losing its related tax deduction for any parachute payments under Section 280G of the Internal Revenue Code attributable to equity vesting acceleration. Therefore, any accelerated option or restricted stock unit vesting upon or following a change of control is subject to the 2001 Plan’s general parachute payment limitation. The parachute payment cap provides that if any payments under the 2001 Plan would be considered “parachute payments” under Section 280G of the Internal Revenue Code, the value of such payments will be reduced to the maximum amount that would permit Magma to preserve its full tax deduction for the awards. This parachute payment limitation may result in a reduced percentage of each Named Officer’s unvested options or restricted stock units becoming vested and, if applicable, exercisable upon or following a change of control, and ensures that Magma will not lose its tax deduction for these awards.

Separation Agreement with David Stanley

On February 11, 2009, Magma entered into a Separation Agreement and Mutual Release with David Stanley (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Stanley’s employment at Magma ended on February 13, 2009 and, in exchange for a release of claims against Magma, Mr. Stanley received the separation payments and benefits described in the “Potential Payments Upon Termination or Change of Control” section below. The Compensation and Nominating Committee felt that these payments and benefits were appropriate based on Mr. Stanley’s service to Magma and to secure a release of claims.

Retirement Benefits under the 401(k) Plan and Generally Available Benefit Programs

In fiscal 2009, Named Officers were eligible to participate in Magma’s employee stock purchase plan and the health and welfare programs that are generally available to other Magma employees, including medical, dental, vision, life, short-term and long-term disability, employee assistance, flexible spending, accidental death & dismemberment and certain other fringe benefit plans. In addition, Magma offers supplemental disability insurance to executives, including the Named Officers.

Magma also maintains a tax-qualified 401(k) Plan (the “401(k) Plan”), which is broadly available to Magma’s general employee population. The 401(k) Plan covers essentially all Magma employees. Eligible employees may make voluntary contributions to the 401(k) Plan from their annual eligible compensation up to applicable regulatory limits. Magma is permitted to make contributions to the 401(k) Plan as determined by the Board of Directors. However, Magma has not made any contributions to the Plan.

The 401(k) Plan and other generally available benefit programs allow Magma to remain competitive, and Magma believes that the availability of such benefit programs enhances employee loyalty and productivity. The benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial protection for retirement and enhanced health and productivity. These benefit programs typically do not factor into decisions regarding executive compensation packages.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code places a $1.0 million limit on the tax deductibility of compensation paid or accrued with respect to a covered employee of a publicly-held corporation. The limitation applies only to compensation which is not considered to be performance-based, either because it is not tied to the attainment of performance milestones or because it is not paid pursuant to a stockholder-approved plan. We believe that all compensation realized in fiscal 2009 by the Named Officers is deductible under Section 162(m). Our general intention is to comply with Section 162(m) where possible, and we believe the 2001 Plan complies with the requirements of that section to permit deductibility of the options awarded to the Named Officers under the plan as performance-based compensation. However, Magma reserves the right to pay compensation that is not deductible if the Compensation and Nominating Committee determines that it is appropriate to do so.

The Compensation Committee Report on Executive Compensation and the Report of the Audit Committee of the Board of Directors that follow are required by the SEC. The information in these sections shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference. In addition, this information shall not otherwise be deemed “soliciting material” or “filed” under these Acts.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation and Nominating Committee has certain duties and powers as described in its charter. The Compensation and Nominating Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation and Nominating Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in Magma’s Annual Report on Form 10-K for the fiscal year ended May 3, 2009.

Compensation and Nominating Committee of the

Board of Directors

Chester J. Silvestri (Chair)

Timothy J. Ng

Thomas M. Rohrs

SUMMARY COMPENSATION TABLE

The following table presents information concerning the total compensation of (i) our principal executive officer, (ii) our principal financial officer, (iii) our other most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of our 2009 fiscal year, and (iv) a former executive officer for whom disclosure would have been provided pursuant to Item 402 of Regulation S-K but for the fact that the individual was not serving as an executive officer at the end of fiscal 2009 (our “named executive officers”). No disclosure is provided for fiscal 2007 or fiscal 2008 for those persons who were not named executive officers in fiscal 2007 and fiscal 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Rajeev Madhavan	2009	468,159	—	208,696	635,758	—	840	1,313,453
Chief Executive Officer	2008	475,000	—	—	675,913	265,050	—	1,415,963
	2007	420,000	—	—	623,263	300,279	—	1,343,542

Peter S. Teshima	2009	293,591	—	100,174	387,389	—	990	782,144
Corporate Vice President, Finance and Chief Financial Officer	2008	300,000	—	—	409,852	111,600	—	821,452
	2007	250,000	—	—	258,063	165,600	—	673,663

Roy E. Jewell	2009	468,159	—	208,696	882,715	—	1,932	1,561,502
President and Chief Operating Officer	2008	475,000	—	—	926,935	265,050	—	1,666,985
	2007	420,000	—	—	778,805	300,279	—	1,499,084

Bruce Eastman	2009	280,568	—	—	92,126	—	1,581	374,275
Corporate Vice President, Worldwide Field Operations

David H. Stanley (5)	2009	223,636	—	98,477	506,722	—	323,348	1,152,183
Corporate Vice President, Corporate Affairs	2008	290,000	—	—	293,640	107,880	—	691,520
	2007	270,000	—	—	173,748	163,944	—	607,692

(1)	Stock awards consist only of restricted stock units. Amounts shown in this column do not reflect compensation actually received by the named executive officer. Instead, the dollar value of the awards shown in this column is the compensation cost recognized for financial statement reporting purposes for fiscal 2009 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share Based Payment,” (SFAS No. 123R), but excluding any estimate of future forfeitures related to service-based vesting conditions and reflecting the effect of any actual forfeitures. For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of stock-based compensation contained in Note 15 to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 3, 2009.
(2)	Option awards consist only of stock options. Amounts shown in this column do not reflect compensation actually received by the named executive officer. Instead, the dollar value of the awards shown in this column is the compensation cost recognized for financial statement reporting purposes for fiscal 2007, fiscal 2008 and fiscal 2009 in accordance with the provisions of SFAS No. 123R, but excluding any estimate of future forfeitures related to service-based vesting conditions and reflecting the effect of any actual forfeitures. For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of stock-based compensation contained in Note 15 to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 3, 2009.

(3)	The amounts under Non-Equity Incentive Plan Compensation reflect bonuses granted pursuant to the executive bonus plans adopted by the Compensation and Nominating Committee on April 29, 2008 (the “2009 Bonus Plan”), April 5, 2007 (the “2008 Bonus Plan”) and April 25, 2006 (the “2007 Bonus Plan”). Amounts to be paid under the 2009 Bonus Plan, if any, will be paid in fiscal 2010. Amounts paid under the 2008 Bonus Plan and 2007 Bonus Plan were paid in fiscal 2009 and 2008, respectively, but are reported for the year in which they were earned.
(4)	The amounts under All Other Compensation reflect payment of premiums for group term life insurance, except in the case of Mr. Stanley, where the reported amount also reflects $320,025 of severance benefits provided to Mr. Stanley upon his departure from the Company pursuant to the terms of his Separation Agreement. See “Separation Agreement with David Stanley,” below.
(5)	Mr. Stanley resigned as Magma’s Corporate Vice President, Corporate Affairs in February 2009.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

The following table presents information concerning each grant of an award to a named executive officer during fiscal 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards:	All Other Option Awards:
		Threshold ($)	Target ($)		Maximum ($)	Number of Shares of Stock or Units (#)(2)	Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
(a)	(b)	(c)	(d)		(e)	(i)	(j)	(k)	(l)
Rajeev Madhavan	5/9/08					125,000	—	—	848,738
	12/22/08					—	400,000	1.00	227,720
	—	—	408,000		—	—	—	—	—

Peter S. Teshima	5/9/08					60,000	—	—	407,394
	12/22/08					—	200,000	1.00	113,860
	—	—	153,600		—	—	—	—	—

Roy E. Jewell	5/9/08					125,000	—	—	848,738
	12/22/08					—	400,000	1.00	227,720
	—	—	408,000		—	—	—	—	—

Bruce Eastman	5/6/08					—	120,000	7.00	329,784
	12/22/08					—	200,000	1.00	113,860
	—	—	240,000		—	—	—	—	—

David H. Stanley	5/9/08					50,000	—	—	339,495
	12/22/08					—	100,000	1.00	56,930
	—	—	144,000	(5)	—	—	—	—	—

(1)	Reflects the target payment amounts that named executive officers may receive under the 2009 Bonus Plan, depending on performance against the metrics described in further detail in the “Compensation Discussion and Analysis—Annual Cash Incentive Award” section above. There are no minimum or maximum payment amounts specified under the 2009 Bonus Plan. The actual payout is determined by the Compensation and Nominating Committee. A determination of the actual bonus amounts for fiscal 2009, if any, has not yet been made by the Compensation and Nominating Committee.
(2)	Stock awards granted to the named executive officers were granted under our 2001 Stock Incentive Plan and vest annually over four years from the grant date.
(3)	Stock options granted to the named executive officers were granted under our 2001 Stock Incentive Plan and vest monthly over four years, with 1/48th of the shares subject to each such option vesting monthly from the grant date.
(4)	Reflects the grant date fair value of each equity award computed in accordance with SFAS No. 123R. These amounts do not correspond to the actual value that will be recognized by the named executive officers. For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of stock-based compensation contained in Note 15 to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 3, 2009.
(5)	Mr. Stanley left Magma in February 2009 and is no longer eligible to receive a payment under the 2009 Bonus Plan.

Each named executive officer’s stock option and restricted stock unit award has a maximum term of five years, although this term may be shortened if the named executive officer’s employment terminates. Unless exercised, a named executive officer’s stock options will generally terminate three months after the date of termination of employment, unless the termination occurs as a result of death or total and permanent disability, in which case the stock options will terminate six months after the date of termination of employment. If, however, Magma terminates a named executive officer for cause (as such term is defined in the applicable stock option agreement), the stock options will terminate seven days after the named executive officer’s termination of employment. Stock option and restricted stock awards are generally only transferable to a beneficiary of a named executive officer upon his death.

The Compensation and Nominating Committee administers the 2001 Stock Incentive Plan and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding options to reflect any impact resulting from various corporate events such as combinations, consolidations, recapitalizations or stock splits.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

The following table presents information concerning unexercised options and stock that has not vested as of the end of fiscal 2009 for each named executive officer.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(8)	Market Value of Shares or Units of Stock That Have Not Vested ($)(9)
(a)		(b)	(c)		(e)	(f)	(g)	(h)
Rajeev Madhavan	9/29/00	300,000	—		11.55	9/29/2010	—	—
	9/4/01	42,857	—		6.416	9/4/2011	—	—
	1/16/03	60,000	—		7.70	1/16/2013	—	—
	7/23/03	250,000	—		16.57	7/23/2013	—	—
	4/28/04	60,000	—		20.08	4/28/2014	—	—
	2/7/05	60,000	—		13.47	2/7/2015	—	—
	6/8/05	115,000	5,000	(2)	8.54	6/8/2015	—	—
	5/2/06	196,012	58,274	(3)	7.85	5/2/2011	—	—
	4/5/07	156,250	143,750	(4)	12.09	4/5/2012	—	—
	12/22/08	33,333	366,667	(2)	1.00	12/22/2013	—	—
	5/9/08	—	—		—	—	125,000	226,250

Peter S. Teshima	8/22/05	42,710	3,884	(5)	9.20	8/22/2010	—	—
	5/2/06	154,166	45,834	(3)	7.85	5/2/2011	—	—
	4/5/07	78,125	71,875	(4)	12.09	4/5/2012	—	—
	12/22/08	16,666	183,334	(2)	1.00	12/22/2013	—	—
	5/9/08	—	—		—	—	60,000	108,600

Roy E. Jewell	1/16/03	42,500	0		7.70	1/16/2013	—	—
	5/14/03	18,107	0		7.00	5/14/2013	—	—
	7/23/03	125,000	0		16.57	7/23/2013	—	—
	4/28/04	60,000	0		20.08	4/28/2014	—	—
	2/7/05	60,000	0		13.47	2/7/2015	—	—
	6/8/05	115,000	5,000	(2)	8.54	6/8/2015	—	—
	5/2/06	407,605	121,181	(3)	7.85	5/2/2011	—	—
	4/5/07	156,250	143,750	(4)	12.09	4/5/2012	—	—
	12/22/08	33,333	366,667	(2)	1.00	12/22/2013	—	—
	5/9/08	—	—		—	—	125,000	226,250

Bruce Eastman	5/6/08	—	120,000	(6)	7.00	5/6/2013	—	—
	12/22/08	16,666	183,334	(2)	1.00	12/22/2013	—	—

David H. Stanley (7)	11/30/05	85,000	—		8.45	11/30/2010	—	—
	5/2/06	38,333	—		7.85	5/2/2011	—	—
	4/5/07	106,250	—		12.09	4/5/2012	—	—
	12/22/08	27,083	—		1.00	12/22/2013	—	—

(1)	All exercisable options are currently vested.
(2)	Option vests monthly over 48 months from grant date.
(3)	Option vests monthly over 48 months from April 3, 2006.
(4)	Option vests monthly over 48 months from April 2, 2007.
(5)	Option vests 12.5% on the six month anniversary of the grant date and then monthly thereafter.
(6)	Option vests 25% on May 6, 2009 and then monthly thereafter.

(7)	In connection with Mr Stanley’s termination of employment, Mr. Stanley received one year of accelerated vesting as to all of his outstanding options, and the unvested portions of his options were cancelled. As part of his separation agreement, he was granted an extension to exercise his options until February 15, 2010
(8)	These restricted stock units vest 25% on each of December 22, 2009, 2010, 2011 and 2012.
(9)	Market value of unvested restricted stock units is based on the last reported sales price of our common stock on the Nasdaq Global Market of $1.81 per share on May 1, 2009, which was the last trading day before our fiscal year-end.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

The following table provides information with respect to option exercises and stock vested during fiscal 2009 for each named executive offer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Rajeev Madhavan	—	—	—	—
Peter S. Teshima	—	—	—	—
Roy E. Jewell	—	—	—	—
Bruce Eastman	—	—	—	—
David H. Stanley	—	—	12,500	$15,000

(1)	Pursuant to the terms of Mr. Stanley’s Separation Agreement, Mr. Stanley received one year of accelerated vesting as to his then unvested stock options and restricted stock units, effective February 13, 2009. Market value of shares on the date of vesting is based on the last reported sales price of our common stock on the Nasdaq Global Market on February 13, 2009, the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Accelerated Vesting of Equity Awards in Connection with a Change in Control

Named executive officers may be entitled to accelerated vesting of their outstanding stock options and unvested stock awards in connection with a change in control or similar transaction. For options granted on or after October 22, 2003 (other than any initial hire-on grants), if a change in control of Magma occurs, 25% of each named executive officer’s unvested options and restricted stock units will become immediately vested and exercisable. Mr. Stanley is not entitled to such accelerated vesting because his employment with us terminated in February 2009. For a description of the severance benefits provided to Mr. Stanley upon termination of his employment, please see “Separation Agreement with David Stanley” below.

Any potential accelerated option vesting upon a change in control is subject to the 2001 Plan’s general parachute payment limitation. The 2001 Plan provides that if any payment or transfer under the plan would be considered non-deductible parachute payments under Section 280G of the Internal Revenue Code, then the value of such payments will be reduced to the maximum amount that would permit Magma to preserve its full tax deduction for the awards. Depending on the timing of any change in control, the number of options that vest and each named executive officer’s compensation earned in preceding years, this parachute payment limitation may result in a reduced percentage of each named executive officer’s unvested options becoming vested and exercisable upon a change in control.

Employment and Severance Agreements

On December 22, 2008, the Compensation and Nominating Committee approved and authorized Magma to enter into tier 1 employment and severance agreements (each, a “Tier 1 Employment and Severance

Agreement”) with each of Rajeev Madhavan, Roy E. Jewell, Bruce Eastman and Peter S. Teshima and tier 2 employment and severance agreements (each, a “Tier 2 Employment and Severance Agreement”) with David H. Stanley and certain other officers.

Tier 1 Employment and Severance Agreements

Pursuant to the Tier 1 Employment and Severance Agreements, if the applicable officer’s employment with us terminates as a result of “involuntary termination” other than for “cause” at any time within three (3) months prior to or twelve (12) months after a “change of control,” then the applicable officer shall be entitled to the following:

•

a severance payment equal to the sum of (x) two times the applicable officer’s base compensation for Magma’s fiscal year then in effect or, if greater, two times the applicable officer’s base compensation for Magma’s fiscal year immediately preceding the termination date, plus (y) two times the applicable officer’s target incentive for the fiscal year then in effect (or, if no target incentive is in effect for such year, the highest target incentive in the three (3) preceding fiscal years);

•

accelerated vesting pursuant to which the unvested portion of any stock option(s) or other equity awards held by the applicable officer under Magma’s stock option plans and other equity compensation plans or instruments shall vest and become exercisable in full; and

•

a lump sum payment in an amount equivalent to the reasonably estimated cost the applicable officer may incur to extend for a period of twenty four (24) months medical coverage substantially similar to that enjoyed by the applicable officer immediately prior to the involuntary termination. The applicable officer may use this payment, as well as any other payment made under the Tier 1 Employment and Severance Agreement, for such continuation coverage or for any other purpose. Such payment will be made on the date that is six (6) months after the applicable officer’s termination of employment.

The Tier 1 Employment and Severance Agreements include a constructive termination clause pursuant to which the applicable officer’s resignation for “good reason” shall constitute “involuntary termination,” provided that the applicable officer’s termination of employment occurs not later than twelve (12) months from the initial occurrence of such good reason, the applicable officer has provided notice to Magma of the event constituting good reason within ninety (90) days of its initial occurrence and Magma has had at least thirty (30) days to cure the good reason event and has failed to do so.

Tier 2 Employment and Severance Agreements

Pursuant to the Tier 2 Employment and Severance Agreements, if the applicable officer’s employment with us terminates as a result of “involuntary termination” other than for “cause” at any time within twelve (12) months after a “change of control,” then the applicable officer shall be entitled to the following:

•

a severance payment equal to the sum of (x) one year of the applicable officer’s base compensation for Magma’s fiscal year then in effect or, if greater, the applicable officer’s base compensation for Magma’s fiscal year immediately preceding the termination date, plus (y) the amount of the applicable officer’s target incentive for the fiscal year then in effect (or, if no target incentive is in effect for such year, the highest target incentive in the three (3) preceding fiscal years);

•

accelerated vesting pursuant to which the unvested portion of any stock option(s) or other equity awards held by the applicable officer under Magma’s stock option plans and other equity compensation plans or instruments shall vest and become exercisable in full; and

•

a lump sum payment in an amount equivalent to the reasonably estimated cost the applicable officer may incur to extend for a period of twenty four (24) months medical coverage substantially similar to that enjoyed by the applicable officer immediately prior to the involuntary termination. The applicable officer may use this payment, as well as any other payment made under the Tier 2 Employment and Severance Agreement, for such continuation coverage or for any other purpose. Such payment will be made on the date that is six (6) months after the applicable officer’s termination of employment.

In contrast to the Tier 1 Employment and Severance Agreements, the Tier 2 Employment and Severance Agreements do not contain a constructive termination clause.

Other Severance Arrangements

In addition, we may from time to time provide severance payments and benefits to our named executive officers and other employees in connection with their termination of employment, typically pursuant to separation agreements entered into at the time of termination of employment, as we did when Mr. Stanley left Magma. For a description of the severance benefits provided to Mr. Stanley upon termination of his employment, please see “Separation Agreement with David Stanley” below.

The following table provides information concerning the estimated payments and benefits that would have been provided to the following named executive officers in the circumstances described above, assuming a change in control of Magma had occurred on May 3, 2009 (the last day of fiscal 2009).

		Estimated Payments and Benefits(1)
Name	Type of Benefit	Upon a Change in Control ($)	Involuntary Termination Other Than For Cause or Voluntary Termination for Good Reason In Connection With a Change in Control ($)
Rajeev Madhavan	Salary	—	950,000
	Annual Incentive Bonus	—	950,000
	Vesting Acceleration (2)	130,813	523,250
	Continued Coverage of Employee Benefits (3)	—	35,897

	Total Termination Benefits:	130,813	2,459,147

Peter S. Teshima	Salary	—	600,000
	Annual Incentive Bonus	—	360,000
	Vesting Acceleration (2)	64,275	257,101
	Continued Coverage of Employee Benefits (3)	—	34,718

	Total Termination Benefits:	64,275	1,251,819

Roy E. Jewell	Salary	—	950,000
	Annual Incentive Bonus	—	950,000
	Vesting Acceleration (2)	130,813	523,250
	Continued Coverage of Employee Benefits (3)	—	24,130

	Total Termination Benefits:	130,813	2,447,380

Bruce Eastman	Salary	—	480,000
	Annual Incentive Bonus	—	480,000
	Vesting Acceleration (2)	37,125	148,501
	Continued Coverage of Employee Benefits (3)	—	24,130

	Total Termination Benefits:	37,125	1,132,631

(1)	Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2009 (May 3, 2009), and the price per share of Magma’s common stock is the closing price on the Nasdaq Global Market as of May 1, 2009 ($1.81), which was the last trading day before Magma’s fiscal year-end. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.
(2)	Reflects the aggregate market value of unvested option grants and restricted stock units that would become vested under the circumstances. Aggregate market value for such stock options is computed by multiplying (i) the difference between $1.81 and the exercise price of the option, by (ii) the number of shares underlying unvested options at May 3, 2009. Aggregate market value for such restricted stock units is computed by multiplying (i) $1.81 by (ii) the number of shares underlying unvested restricted stock units at May 3, 2009.
(3)	Assumes continued coverage of health coverage benefits at the same level of coverage provided for fiscal 2009.

Separation Agreement with David Stanley

In February 2009, Magma entered into a Separation Agreement and Mutual Release with David Stanley, which provided for the following severance benefits: (i) a lump sum payment of $300,000.00 and for twelve (12) months of COBRA coverage from March 1, 2009 through February 28, 2010 (pursuant to which Mr. Stanley will receive a lump sum payment grossed up for taxes in the amount of $20,024.76 to cover the costs of COBRA coverage for twelve (12) months)); (ii) outplacement services; (iii) one year of accelerated vesting as to his then unvested stock options and restricted stock units; and (iv) extension of the post-termination exercise period for his outstanding options until February 15, 2010.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The ultimate responsibility for good corporate governance rests with the Board, whose primary roles are oversight, counseling and direction to Magma’s management in the best long-term interests of Magma and its stockholders. The Audit Committee of the Board of Directors has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of Magma’s annual financial statements. The Audit Committee is made up solely of independent directors, as defined in the applicable Nasdaq and SEC rules. The Audit Committee operates under a written charter adopted and regularly reviewed by the Board, a copy of which is available at http://investor.magma-da.com/governance.cfm. The responsibilities of the Audit Committee, as reflected in its charter are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee is currently composed of three directors appointed by the Board, including at least one independent member determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. Kevin C. Eichler is the independent director who has been determined to be an audit committee financial expert. A description of Mr. Eichler’s experience is set forth above.

As more fully described in its charter, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of Magma’s management, which has the primary responsibility for internal controls and financial statements and reports. The Audit Committee also relies on the work and assurances of Magma’s independent registered public accountants, who are responsible for performing an independent audit of Magma’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. It is not the duty of the Audit Committee to plan or conduct audits or to determine that Magma’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Audit Committee has the ultimate authority and responsibility to select, compensate, evaluate, and when appropriate, replace Magma’s independent registered public accountants. The Audit Committee also has the authority to engage its own outside advisers, as it determines appropriate, apart from counsel or advisers hired by Magma’s management. In December 2005, the Audit Committee approved the appointment of Grant Thornton LLP (“GT”) to replace PricewaterhouseCoopers LLP as Magma’s independent registered public accountants.

In performing its functions and responsibilities, the Audit Committee reviewed and discussed with management and GT Magma’s audited financial statements as of and for the fiscal year ended May 3, 2009. The Audit Committee also discussed with GT the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”), and received the written disclosures and a letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”). The Committee’s review with management and the accountants included a discussion of the quality, not merely the acceptability, of Magma’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Magma’s financial statements and public reports, including the disclosure related to critical accounting estimates. Based upon these reviews and discussions, and the report of the independent registered public accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Magma’s Annual Report on Form 10-K for the fiscal year ended May 3, 2009.

The Committee also discussed with GT the independence of the firm and the potential for conflicts of interest. In accordance with Audit Committee policy and the requirements of law, all services to be provided by GT are pre-approved by the Audit Committee, or are pre-approved by the Audit Committee Chair and later ratified by the Committee. Pre-approval applies to audit services, audit-related services, tax services and other services. The law prohibits a publicly-traded company from obtaining certain non-audit services from its auditing firm. Magma obtains these services from service providers other than GT as needed.

Audit Committee of the Board of Directors

Kevin C. Eichler (Chair)

Thomas Rohrs

Chester J. Silvestri

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy

It is our policy that all employees must avoid any activity that is or has the appearance of being adverse or competitive with Magma, or that interferes with the proper performance of their duties, responsibilities or loyalty to Magma. These policies are included in our Code of Ethics, which covers Magma’s directors, executive officers and other employees. Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Audit Committee.

Magma has adopted a written policy on Related Party Transactions. Pursuant to this policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Magma was, is or will be a participant and the amount involved exceeds $50,000, and in which a Related Person (as defined below) had, has or will have a direct or indirect material interest. Pursuant to this Policy, a “Related Person” means: (i) any person who is, or at any time since the beginning of Magma’s last fiscal year was, a director or executive officer of Magma or a nominee to become a director of Magma; (ii) any person who is known to be the beneficial owner of more than 5% of any class of Magma’s voting securities; (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the Related Persons, in the aggregate, have a 10% or greater beneficial ownership interest.

Each currently serving director and executive officer is to bring to the attention of Magma’s General Counsel any potential or actual Related Party Transaction and any potential or actual transaction between Magma and a Related Person of which such director or executive officer becomes aware, in each case, if practical, prior to consummation of any such Related Party Transaction or transaction between Magma and the Related Person but, in any event, on a prompt basis. The General Counsel shall then promptly determine whether such transaction constitutes a Related Party Transaction. If the General Counsel determines that such transaction constitutes a Related Party Transaction, the General Counsel shall promptly notify the Chair of the Audit Committee of the Board of Directors, and either the Chair of the Audit Committee or the General Counsel will promptly notify the remaining members of the Audit Committee. For the purposes of this paragraph, “transaction” means any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which a Related Person had, has or will have a direct or indirect material interest.

Related Party Transactions that are identified as such prior to the consummation thereof or amendment thereto shall be considered by the Audit Committee of the Board of Directors of Magma or, if it is not practicable or desirable for Magma to wait for the entire Audit Committee to consider the matter, the Chair of the Audit Committee (who will possess delegated authority to act between Audit Committee meetings). In the event Magma’s Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a Related Party Transaction that was not previously approved or previously ratified under this Policy, such person shall promptly notify the Chair of the Audit Committee, and the Audit Committee or, if it is not practicable or desirable for Magma to wait for the entire Audit Committee to consider the matter, the Chair of the Audit Committee shall consider whether the Related Party Transaction should be ratified or rescinded or other action should be taken.

In considering a Related Party Transaction, the Audit Committee or the Chair of the Audit Committee, as applicable, shall consider all the relevant facts and circumstances of the Related Party Transaction available to the Audit Committee or the Chair of the Audit Committee, as applicable. The Audit Committee or the Chair of the Audit Committee, as applicable, shall approve only those Related Party Transactions that are fair as to Magma, as the Audit Committee or the Chair of the Audit Committee, as applicable, determines in good faith.

No member of the Audit Committee shall participate in any consideration of a Related Party Transaction with respect to which such member or any of his or her immediate family is a Related Person.

The Chair of the Audit Committee shall report to the Audit Committee at the next Audit Committee Meeting any actions taken under this Policy pursuant to delegated authority.

The Audit Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions shall be deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved will exceed $50,000, unless otherwise specifically determined by the Audit Committee.

•	Employment of executive officers. Any employment by Magma of an executive officer of Magma or any of its subsidiaries if:

•

the related compensation is required to be reported in Magma’s proxy statement under Item 402 of Regulation S-K (“Item 402”) promulgated by the SEC regarding compensation disclosure requirements (generally applicable to “named executive officers”) and is approved (or recommended to the Board of Directors for approval) by Magma’s Compensation Committee; or

•

the executive officer is not an immediate family member of another executive officer or director of Magma, the related compensation would be reported in Magma’s proxy statement under Item 402 if the executive officer was a “named executive officer”, and Magma’s Compensation Committee approved (or recommended that the Board of Directors approve) such compensation.

•	Director compensation. Any compensation paid to a director if the compensation is required to be reported in Magma’s proxy statement;

•

Certain Magma charitable contributions.    Any charitable contribution, grant or endowment by Magma to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

•

Transactions where all stockholders receive proportional benefits.    Any transaction where the Related Person’s interest arises solely from the ownership of Magma’s Common Stock and all holders of Magma’s Common Stock received the same benefit on a pro rata basis (e.g., dividends).

All Related Party Transactions that are required to be disclosed in Magma’s filings with the Securities and Exchange Commission, as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules and regulations, shall be so disclosed in accordance with such laws, rules and regulations.

Certain Relationships and Related Transactions

On September 17, 2007, Magma invested $1,300,000.04 in a privately held electronic design automation software company, and Andreas Bechtolsheim, who owns more than 5% of Magma’s common stock, invested $199,999.92 in this same company.

On September 19, 2007, Magma acquired the remaining 82% ownership interest of Rio Design Automation, Inc. (“Rio”) (the “82% step acquisition”), which it did not already own. The purchase price for the 82% step acquisition totaled $4.9 million as of the acquisition date and was subsequently adjusted to $4.5 million in the three months ended January 6, 2008. The $0.4 million purchase price adjustment primarily reflected adjustments relating to working capital and transaction costs. Andreas Bechtolsheim, who owns more than 5% of Magma’s common stock, owned stock in Rio. Therefore, in connection with this transaction, Mr. Bechtolsheim received a total of approximately $1.2 million, which consisted of 88,261 shares of Magma’s common stock valued at $13.596 per share.

On February 26, 2008, Magma completed its acquisition of Sabio Labs, Inc. (“Sabio”), a privately held developer of analog design solutions for mixed-signal designers. Magma acquired all of the outstanding shares of Sabio for a total equity value of approximately $17.5 million, comprised of 1,701,243 shares of common stock of Magma. In addition, the Sabio shareholders may receive up to an additional $7.5 million in contingent consideration in the form of cash or shares of Magma common stock, at Magma’s discretion, subject to the achievement of certain product integration and bookings milestones. Rajeev Madhavan, who is Chairman of the Board and Chief Executive Officer of Magma, had owned stock in Sabio, but prior to the completion of the Sabio transaction, Mr. Madhavan donated all of his Sabio stock to a California nonprofit public benefit corporation. Therefore, in connection with this transaction, this California nonprofit public benefit corporation received a total equity value of $54,770, comprised of 5,328 shares of common stock of Magma, and may receive up to an additional $23,488 in contingent consideration in the form of cash or shares of Magma common stock, at Magma’s discretion, subject to the achievement of certain product integration and bookings milestones. Andreas Bechtolsheim, who owns more than 5% of Magma’s common stock, also owned stock in Sabio. Therefore, in connection with this transaction, Mr. Bechtolsheim received a total equity value of $1,748,725, comprised of 170,109 shares of common stock of Magma, and may receive up to an additional $749,934 in contingent consideration in the form of cash or shares of Magma common stock, at Magma’s discretion, subject to the achievement of certain product integration and bookings milestones.

Indebtedness of Management

None of our directors, executive officers, nominees for such positions, or their family members, have been indebted to Magma or its subsidiaries at any time in the past fiscal year.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Magma’s 2001 Plan and 2001 Employee Stock Purchase Plan were both approved by stockholders. Magma’s 1997 Stock Incentive Plan and 1998 Stock Incentive Plan, which were terminated in connection with Magma’s November 2001 initial public offering, were also approved by stockholders. Magma’s 2004 Employment Inducement Award Plan (“Inducement Plan”) was not approved by stockholders. The Inducement Plan provides for awards to recently hired employees who are not executive officers or directors. The following table gives information about equity awards under these plans as of May 3, 2009:

	(a)	(b)	(c)
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))
Equity compensation plans approved by stockholders:
1998, 2001 Stock Incentive Plans	8,945,865	$6.69	4,444,872	(1)
2001 Employee Stock Purchase Plan	—	—	2,458,584	(2)
Equity compensation plans not approved by stockholders: (3)	—	—	—
2004 Employment Inducement Award Plan (4)	204,723	8.64	1,332,791

Total	9,150,588	$6.51	8,236,247

(1)	The 2001 Plan contains an “evergreen” provision whereby the number of shares reserved for issuance increases automatically on January 1 of each year by an amount equal to the lesser of 6 million shares or 6% of Magma’s fully-diluted total shares of common stock as of the immediately preceding December 31, or a lesser amount as determined by the Board of Directors. In addition to options, the shares remaining available under the 2001 Plan may be granted as full value stock and unit awards.
(2)	The 2001 Employee Stock Purchase Plan contains an “evergreen” provision whereby the number of shares reserved for issuance increases automatically on January 1 of each year by an amount equal to the lesser of 3 million shares or 3% of Magma’s total outstanding shares of common stock on that date, or a lesser amount determined by the Board of Directors.
(3)	In connection with Magma’s August 2000 acquisition of Moscape, Inc., Magma assumed options to purchase stock initially granted under Moscape’s 1997 Incentive Stock Plan. The options have been converted into options to purchase Magma common stock on the terms specified in the agreement and plan of reorganization with Moscape but are otherwise administered in accordance with the terms of Moscape’s plan. No additional awards have been or will be made under Moscape’s plan. The options generally vest over four years and expire ten years after the date of grant. As of May 3, 2009, there were outstanding options to purchase a total of 1,842 shares of Magma common stock under this plan, with a weighted average exercise price of $1.70 per share. Information regarding these assumed options is not included in the table above.
(4)	Please see Note 13 to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 3, 2009 for a description of the material features of the Inducement Plan.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Proposals of stockholders of Magma that are intended to be presented by such stockholders at Magma’s 2010 annual meeting of stockholders must be received by the Secretary of Magma no later than April 14, 2010 in order that they may be included in Magma’s proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2010 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Magma receives notice of such proposal before June 28, 2010.

A stockholder proposal not included in Magma’s proxy statement for the 2010 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of Magma at the principal executive offices of Magma and the proposal otherwise complies with the provisions of Magma’s bylaws. To be timely, the bylaws provide that Magma must receive the stockholder’s notice not less than 50 days nor more than 75 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 65 days prior to the meeting date, Magma must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day Magma mailed notice of the annual meeting date or provided public disclosure of the meeting date or (ii) two days prior to the scheduled date of the annual meeting. A stockholder’s notice to Magma’s Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class, series and number of shares of the corporation that are owned beneficially by the stockholder, and (iv) any material interest of the stockholder in such business.

OTHER MATTERS

Magma knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, Magma’s directors, executive officers and any persons holding more than 10% of Magma’s common stock are required to report their initial ownership of Magma’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and Magma is required to identify in this proxy statement those persons who failed to timely file these reports. To Magma’s knowledge, based solely on a review of such reports furnished to Magma and written representations that no other reports were required during the fiscal year ended May 3, 2009, Magma believes that all of its executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during fiscal 2009.

Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy card or vote via the Internet or by telephone promptly.

By Order of the Board of Directors

/s/ Clayton H. Parker
Clayton H. Parker
Vice President, General Counsel and Secretary

August 12, 2009

Magma’s 2009 Annual Report on Form 10-K has been mailed with this proxy statement. Magma will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to Magma at 1650 Technology Drive, San Jose, California 95110, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of July 23, 2009, the stockholder was entitled to vote at the Annual Meeting.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Magma Design Automation, Inc.	INTERNET http://www.proxyvoting.com/lava Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you
do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and
return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked,
signed and returned your proxy card.

WO#
55985
‚ FOLD AND DETACH HERE ‚

The Board of directors recommends a vote FOR the election of directors and FOR Proposal 2.	Please mark your votes as indicated in this example	☒

		FOR ALL NOMINEES	WITHHOLD FOR ALL NOMINEES	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
1.	To elect	☐	☐	☐	2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants.	☐	☐	☐
	(01) Timothy J. Ng
	(02) Chester J. Silvestri and
	(03) Susumu Kohyama

as the Class I directors to serve until the 2012 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

						This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

*Exceptions

Mark Here for	☐
Address Change or
Comments
SEE REVERSE

Signature	Signature	Date

Please sign where indicated above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://investor.magma-da.com/annuals.cfm

▼  FOLD AND DETACH HERE  ▼

MAGMA DESIGN AUTOMATION, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes Clayton H. Parker or Peter S. Teshima as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) of Magma Design Automation, Inc. (the “Company”) to be held at the Company’s offices at 1650 Technology Drive, San Jose, California on September 17, 2009 at 10:00 a.m. Pacific time, or at any postponements or adjournments thereof, and instructs said Proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR each of the persons nominated for election as directors, for Proposal 2, and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

CONTINUED AND TO BE SIGNED ON REVERSE SIDE